UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

LODGIAN, INC.

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

54021P 20 5 (CUSIP Number)

December 31, 2004

(Date of Event Which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 54021P 20 5	Page 2 of 10

1.	NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY). Alex R. Lieblong
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP. (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER: 2,043,300 6. SHARED VOTING POWER: 0 7. SOLE DISPOSITIVE POWER: 2,043,300 8. SHARED DISPOSITIVE POWER: 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,300
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.325%
12.	TYPE OF REPORTING PERSON IN

CUSIP NO. 54021P 20 5	Page 3 of 10

1.	NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY). Key Colony Management, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP. (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER: 2,034,800 6. SHARED VOTING POWER: 0 7. SOLE DISPOSITIVE POWER: 2,034,800 8. SHARED DISPOSITIVE POWER: 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,034,800
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.29%
12.	TYPE OF REPORTING PERSON OO

CUSIP NO. 54021P 20 5	Page 4 of 10

1.	NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY). Key Colony Fund, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP. (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER: 2,034,800 6. SHARED VOTING POWER: 0 7. SOLE DISPOSITIVE POWER: 2,034,800 8. SHARED DISPOSITIVE POWER: 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,034,800
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.29%
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. 54021P 20 5	Page 5 of 10

1.	NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY). Lieblong & Associates, Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP. (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER: 8,500 6. SHARED VOTING POWER: 0 7. SOLE DISPOSITIVE POWER: 8,500 8. SHARED DISPOSITIVE POWER: 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,500
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.035%
12.	TYPE OF REPORTING PERSON BD

CUSIP NO. 54021P 20 5	Page 6 of 10

ITEM 1.	(a)	NAME OF ISSUER:

Lodgian, Inc.

	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326

ITEM 2.	(a)	NAME OF PERSON FILING:

The names of the reporting persons are Alex R. Lieblong, Key Colony Management, LLC, Key Colony Fund, LP, and Lieblong & Associates, Inc..

	(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The business address for all of the reporting persons is 10825 Financial Centre Parkway, Suite 100, Little Rock, Arkansas 72211.

	(c)	CITIZENSHIP:

Alex R. Lieblong is a citizen of the United States of America. Key Colony Management, LLC and Key Colony Fund, LP are entities formed under Delaware law. Lieblong & Associates, Inc. is an Arkansas corporation.

	(d)	TITLE OF CLASS OF SECURITIES:

Common Stock, par value $0.01 per share.

	(e)	CUSIP NUMBER:

54021P 20 5

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

	(a)	☒ Broker or Dealer registered under Section 15 of the Act

	(b)	☐ Bank as defined in Section 3(a)(6) of the Act

	(c)	☐ Insurance Company as defined in Section 3(a)(19) of the Act

	(d)	☐ Investment Company registered under Section 8 of the Investment Company Act

	(e)	☐ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

	(f)	☐ Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

	(g)	☐ Parent Holding Company, in accordance with Section 240.13b-1(b)(1)(ii)(G)

	(h)	☐ Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Not Applicable

CUSIP NO. 54021P 20 5	Page 7 of 10

ITEM 4.	OWNERSHIP.

The percentage calculations below are based on an assumed 24,544,462 shares of outstanding Common Stock, as shown on the Company’s Form 10-Q for the quarter ending on September 30, 2004.

Alex R. Lieblong

	(A)	Amount Beneficially Owned:

2,043,300

	(B)	Percent of Class:

8.325%

	(C)	Number of shares as to which such person has:

		(i)	sole power to vote or direct the vote:

2,043,300

		(ii)	shared power to vote or to direct the vote:

0

		(iii)	sole power to dispose or to direct the disposition of:

2,043,300

		(iv)	shared power to dispose or to direct the disposition of:

0

Of the 2,043,300 shares reported in (A) above, 2,034,800 shares are held by Key Colony Fund, LP and 8,500 shares are held by Lieblong & Associates, Inc.

The filing of this statement shall not be construed as an admission that Mr. Lieblong is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any securities covered by this statement.

Key Colony Management, LLC

	(A)	Amount Beneficially Owned:

2,034,800

	(B)	Percent of Class:

8.29%

	(C)	Number of shares as to which such person has:

		(i)	sole power to vote or direct the vote:

2,034,800

		(ii)	shared power to vote or to direct the vote:

0

		(iii)	sole power to dispose or to direct the disposition of:

2,034,800

		(iv)	shared power to dispose or to direct the disposition of:

0

All of the 2,034,800 shares reported in (A) above are held by Key Colony Fund, LP.

The filing of this statement shall not be construed as an admission that Key Colony Management, LLC is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any securities covered by this statement.

Key Colony Fund, LP

	(A)	Amount Beneficially Owned:

2,034,800

	(B)	Percent of Class:

8.29%

	(C)	Number of shares as to which such person has:

		(i)	sole power to vote or direct the vote:

2,034,800

		(ii)	shared power to vote or to direct the vote:

0

		(iii)	sole power to dispose or to direct the disposition of:

2,034,800

		(iv)	shared power to dispose or to direct the disposition of:

0

Lieblong & Associates, Inc.

	(A)	Amount Beneficially Owned:

8,500

	(B)	Percent of Class:

0.035%

	(C)	Number of shares as to which such person has:

		(i)	sole power to vote or direct the vote:

8,500

		(ii)	shared power to vote or to direct the vote:

0

		(iii)	sole power to dispose or to direct the disposition of:

8,500

		(iv)	shared power to dispose or to direct the disposition of:

0

CUSIP NO. 54021P 20 5	Page 8 of 10

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof he reporting person has ceased to be the beneficial owner of more than five percent of the class, check the following. ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

ITEM 10.	CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 54021P 20 5	Page 9 of 10

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2005	KEY COLONY FUND, LP
	By:	/s/ Alex R. Lieblong
	Name:	Alex R. Lieblong
	Title:	Manager
KEY COLONY MANAGEMENT, LLC
	By:	/s/ Alex R. Lieblong
	Name:	Alex R. Lieblong
	Title:	Manager
/s/ Alex R. Lieblong
ALEX R. LIEBLONG
LIEBLONG & ASSOCIATES, INC.
	By:	/s/ Alex R. Lieblong
	Name:	Alex R. Lieblong
	Title:	President

CUSIP NO. 54021P 20 5	Page 10 of 10

AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the undersigned hereby agree to the joint filing with all other persons signatory below of a statement on Schedule 13G or any amendment thereto, with respect to the common stock of Lodgian, Inc., and that the Agreement be included as an attachment to such filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 11th day of February, 2005.

KEY COLONY FUND, LP
By:	/s/ Alex R. Lieblong
Name:	Alex R. Lieblong
Title:	Manager
KEY COLONY MANAGEMENT, LLC
By:	/s/ Alex R. Lieblong
Name:	Alex R. Lieblong
Title:	Manager
/s/ Alex R. Lieblong
ALEX R. LIEBLONG
LIEBLONG & ASSOCIATES, INC.
By:	/s/ Alex R. Lieblong
Name:	Alex R. Lieblong
Title:	President